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                                                              Execustaff HR

August 7, 2007

Mr. Greg Henkel
32462 Seven Seas Drive
Dana Point, CA 92629

Dear Greg,

Caneum, Inc., in conjunction with Execustaff HR, Inc. (Execustaff) is pleased to confirm the offer extended to you to join Caneum, Inc., in the position of Vice President-Finance and Accounting, starting 8-6-07. In this position you will be reporting to Gary Allhusen. You are employed by Caneum, Inc. through Execustaff, a Professional Employer Organization providing human resources management.

Your full-time starting salary for this exempt position is $10,000 per month, paid on a bi-weekly basis and subject to normal withholdings. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first of last working day of a pay period. You will be eligible to participate in a bonus program, details will be outlined under separate cover.

Execustaff acknowledges that any employee performing services for Caneum, Inc., is an employee of Caneum, Inc. for purposes of determining whether such employee is qualified to receive incentive stock options or any other stock based compensation pursuant to the code, applicable by law, and election of accounting treatment for same. Any stock agreement issued to you by Caneum, Inc., will be an agreement between you and Caneum, Inc. If a stock agreement is applicable, then the agreement will be issued to you separately. A base option grant will be awarded and outlined under separate cover.

Through Execustaff you will be eligible to participate in a comprehensive health benefits program which includes medical, vision and dental insurance, life and long term disability coverages, a Section 125 Flexible Spending Account, a 401(k) Plan, accrued PTO leave, and paid holidays (provided that you meet the eligibility requirements of the plan and policies). Please feel free to call Kathy Powell, Human Resources Manager at Execustaff at 1-800-398-7823 should you have any questions in this regard.

As a condition of employment, you will be expected to abide by company rules and regulations, and you will be required to sign a separate Employee Confidentiality Agreement and Arbitration Agreement. If you have any questions regarding these documents, please contact Execustaff. You should also note that you will be required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. when you begin work. Execustaff will require this documentation on your first day at work, and it must be provided no later than three (3) business days.

Please understand that employment is at will, voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and with or without notice. This at-will relationship cannot be altered unless specifically set forth in writing and signed by both you, Execustaff and the President of Caneum, Inc. In addition, Caneum, Inc., will be solely responsible and liable for any employment agreement or any other type of agreement whether written or oral established between you and Caneum, Inc.
In this event, your employment with Execustaff will always remain at will.

If the relationship between Execustaff and Caneum, Inc., is terminated for any reason, I agree that Caneum, Inc. will become solely responsible as my employer for all payroll, workers compensation and benefits, including severance and vacation pay, and I agree to seek same only from Caneum, Inc.

This letter may only be modified by a written agreement signed by you an officer of Caneum, Inc. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.

Greg, we hope you agree that you have a great contribution to make to the industry by way of Execustaff or Caneum, Inc., and that you will find working here a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a more successful company.

/s/ Gary Allhusen
Gary Allhusen Executive Vice President
Caneum, Inc.

Please specify acceptance or rejection of this offer by returning this form with your signature.

I agree to accept the enclosed offer of employment with Caneum, Inc., through Execustaff.

My start date will be 8-6-07.

Greg Henkel                             8-6-07
Type Employee Name                      Date

/s/ Greg Henkel
Signature                             2

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      Attachment A-Stock Option and Performance Compensation Elements

Stock Options Associated with Employee's position:

Upon execution of the Agreement to become a permanent employee, Employee will be granted 250,000 ISO options as a base option plan priced at 100% of the then fair market value of Caneum common stock, as determined by the Compensation Committee at the first regular meeting of the Board of Directors of Caneum after the Employee's date of hire. Vesting for the 250,000 ISO base options will conform to the following schedule: (1) Options will vest over a four year period with 12/48 vesting after the first year of employment and 1/48th vesting per month over the subsequent three-year period.

The grant will be subject to the terms, definitions and provisions of Caneum's 2002 Stock Option/Stock Issuance Plan (the Option Plan) which is incorporated herein by reference. In the event of a conflict between this Agreement and the Stock Option Agreement, this Agreement shall control.

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                      Attachment B-Performance Metrics

* Oversight of accounting department, ensuring activities are carried out in accordance with established accounting practices
*    Corporate financial reporting, controllership and statutory compliance
*    Preparation of quarterly and annual SEC filings
* Design and monitoring of internal control structures and procedures in preparation for the company's eventual compliance requirements mandated by Section 404 of the Sarbanes-Oxley Act of 2002
*    Evaluation of internal control, policies and procedures
* Assist with additional tasks and projects as requested, needed or assigned
*    Manage accounts receivable and work to get DSO down to 45 days
*    Maintain line of credit for the company
* Assist with establishing a weekly and monthly operational reporting schedule
*    Maintain Company's 2007 Operating Plan

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